Exhibit 99.1

     PNA Group, Inc. Announces New Location in Dallas / Ft. Worth Metroplex

     ATLANTA--(BUSINESS WIRE)--Dec. 21, 2007--PNA Group, Inc. ("PNAG") today announced that Metals Supply Company, Ltd it's wholly owned subsidiary, has announced construction plans for a new branch facility in Cedar Hill, Texas a suburb south of the Dallas - Ft. Worth greater metroplex. The location is a 21 acre site situated in Cedar Hill. The proposed facility will be approximately 80,000 square feet under roof with an additional 75,000 square feet under outside crane way. Construction is planned to commence at the end of the first quarter of 2008 with operations expected to commence in the third quarter of 2008. Metals Supply Company, Ltd is headquartered in Houston with locations in Houston and Clute, TX.

     PNAG is a leading national steel service center group that distributes steel products and provides value-added processing services to our customers, which are largely comprised of fabricators and original equipment manufacturers, across a diversified group of industries including the non-residential construction, machinery and equipment, manufacturing, oil and gas, telecommunications and utilities markets. The Company distributes a variety of steel products, including a full line of structural and long products, plate, flat roiled coil, tubulars and sheet, as well as performs a variety of value-added processing services for our customers.

     Information in this press release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, PNA Group, Inc.'s future performance and liquidity, the steel service center industry, and PNA Group, Inc.'s beliefs and management's assumptions. Additional factors that could cause actual results to differ materially are discussed in PNA Group, Inc.'s filings with the Securities and Exchange Commission, including without limitation its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. PNA Group, Inc. does not undertake a duty to update any forward-looking statements in this press release.


     CONTACT: PNA Group, Inc.
              Chris Moreton, CFO
              William Johnson, Sr. VP of Finance
              770-641-6460